SVB FINANCIAL SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON THURSDAY, APRIL 30, 1998

                                    5:30 P.M.



         Notice is hereby given that the Annual Meeting of Shareholders of SVB Financial Services, Inc. will be held at the Raritan Valley Country Club, Route 28, Somerville, New Jersey 08876, on Thursday, April 30, 1998 at 5:30 P.M., for the following purposes:

         1. Election of five (5) Directors for the terms as set forth in the accompanying Proxy Statement.

         2. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

         Only those shareholders of record of SVB Financial Services, Inc. at the close of business on March 23, 1998, shall be entitled to notice of, and to vote at, the meeting. Each share of stock is entitled to one vote.

                                              By order of the Board of Directors





                                                 Marguerite Eppler
                                                 Secretary


Somerville, New Jersey
March 31, 1998

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ASK THAT YOU RETURN YOUR COMPLETED PROXY AS SOON AS POSSIBLE USING THE ENVELOPE PROVIDED AND IN ANY CASE NO LATER THAN 3:00 P.M. ON APRIL 29, 1998.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          SVB FINANCIAL SERVICES, INC.
                               103 West End Avenue
                                  P.O. Box 931
                          Somerville, New Jersey 08876

                                 PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS - APRIL 30, 1998

         This Proxy Statement is furnished to shareholders of SVB Financial Services, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held at 5:30 P.M. on Thursday, April 30, 1998 and all adjournments thereof. This Proxy Statement and accompanying materials are being mailed to shareholders on or about March 31, 1998.

         The close of business March 23, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. As of the record date there were issued and outstanding 1,377,830 shares of common stock, with a par value of $4.17 per share (the "Common Stock").

         The Company owns 100% of Somerset Valley Bank (the "Bank"). At this time, the Company's investment in the Bank accounts for virtually all of its assets and source of income. Accordingly, to avoid misleading or incomplete information, portions of the following material discuss the Bank.

         Holders of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the purpose of transacting business at the annual meeting. ALL SHAREHOLDERS ARE URGED TO VOTE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE TRANSFER AGENT IN THE ENCLOSED RETURN ENVELOPE.

         When properly executed, a proxy will be voted in the manner directed by the shareholder. However, if no contrary specification is made, it will be voted FOR all of the Directors and the proposals listed in this Proxy Statement.

         A proxy may be revoked at any time before it is exercised by written notice to the Secretary of the Company, 103 West End Avenue, Somerville, New Jersey 08876, bearing a date later than the proxy. The presence at the meeting of any shareholder who submitted a proxy shall not revoke such proxy unless such shareholder shall file written notice of revocation with the Secretary of the Company prior to the voting of the proxy. All properly executed proxies which are received by the Secretary and are not revoked will be voted. Where no instructions are indicated, properly executed proxies will be voted "FOR" the Directors.

         THIS SOLICITATION IS MADE BY THE MANAGEMENT OF THE COMPANY and the cost thereof shall be borne by the Company. Proxies may be solicited by mail, in person or by telephone or facsimile by directors, officers or employees of the Company and its subsidiary, Somerset Valley Bank. Such persons will receive no additional compensation for their solicitation activities and will be reimbursed only for their actual expenses in connection therewith. The Company will, upon request, reimburse custodians, nominees, and fiduciaries for reasonable expenses in forwarding materials to the proper shareholders.

Voting Rights

         Each share of Common Stock is entitled to one vote (non cumulative) on all matters presented for shareholder vote. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted separately and are not considered as either a vote "FOR" or "AGAINST" in tabulations of votes cast on proposals by the shareholders. Broker non-votes are not counted at all for purposes of determining whether a proposal has been approved.

         Under New Jersey law and the Company's By-Laws a majority of the votes cast at a meeting at which a quorum to transact business is present shall decide the election of Directors and the proposals relating to Stock Option Plans set forth in this Proxy Statement.

Directors/Principal Shareholders/Executive Officers

         In accordance with the By-Laws of the Company, its Board of Directors shall, from time to time, fix the exact number of directors, up to 25. The number is presently fixed at 15. All named below, except as noted, are presently members of the Board and have served since the Company's incorporation except Dr. Gold who was appointed in July 1996. They have all been members of the Board of the Bank since 1990 with the exception of Mr. Bernstein, who has been a member since 1991 and Dr. Gold who was one of the original Board Members and Incorporators of the Bank and was reappointed to the Board in August 1996.

         The Company's Certificate of Incorporation provides that the Board of Directors be classified and divided into three classes, as nearly equal in number as possible.

         The five (5) Directors listed below have been nominated to serve until the 2001 Annual Meeting or until his/her successor is elected and qualified, or until their earlier resignation or removal.

         The following table presents the name, title, address, age and principal occupation of each nominee for Director followed by the remaining Directors and the Executive Officers, the number of shares and the percentage of the outstanding shares of common stock of the Company beneficially owned, directly or indirectly, by each of them as of March 23, 1998. There is no one other than the persons listed below who owns beneficially 5% or more of the outstanding common stock. In addition to the shares listed in the table, each Director with the exception of Mr. Corcoran owns 3,900 options to purchase 3,900 shares at a price of $13.00 per share.

                                                                                                                       Shares
                                                                                                 Beneficially        % of Total
Name, Title, and Address                    Age        Principal Occupation                          Owned           Outstanding
------------------------------              ---        --------------------                          -----           -----------
Directors Nominated to Serve
Until the 2001 Annual Meeting:
Bernard Bernstein                           60        President and CEO,                            50,662              3.68
  Director                                            Mid-State Lumber Corp.,
200 Industrial Parkway                                a wholesale lumber
Branchburg, NJ 08876                                  distributor

Robert P. Corcoran                          57        President and CEO                              5,000(1)            .36
  President, CEO and Director                         Somerset Valley Bank
12 Harvest Court                                      SVB Financial Services, Inc.
Flemington, NJ 08822

Mark S. Gold, MD                            48        Author and Professor                          81,886(2)           5.94
  Director                                            University of Florida
2002 San Marco Boulevard
Jacksonville, FL 32207

Raymond L. Hughes                           66        President of N.J. Risk                        31,090(3)           2.26
  Director                                            Managers & Consultants
20 West End Avenue
Somerville, NJ 08876

S. Tucker S. Johnson                        32        Farmer                                        19,860              1.44
  Director
P.O. Box 675
Oldwick, NJ 08858
                                                                                                    Shares
                                                                                                 Beneficially          % of Total
Name, Title, and Address                   Age        Principal Occupation                          Owned             Outstanding
-------------------------------------      ---        --------------------                          -----             -----------
Directors Whose Terms Expire in 1999.
Willem Kooyker                              55        Chairman and CEO of  Blenheim               129,218(4)               9.38
  Director                                            Investments, Inc., an international
2 Worlds Drive                                        fund management firm.
Somerset, NJ 08875

Frank Orlando                               64        Retired                                       57,860(5)              4.20
  Director
786 Princeton Avenue
Brick, NJ 08724

Gilbert E. Pittenger                        73        Retired                                       33,524(6)              2.43
  Director
RD #1, Box 91
New Ringgold, PA 17960

Frederick D. Quick                          66        President of Hesco                            88,800(7)              6.44
  Director                                            Electric Supply Co., Inc.,
924 River Road                                        a lighting and electrical
Neshanic Station, NJ 08853                            supply firm

Donald Sciaretta                            42        President of Claremont                        30,655                 2.22
  Director                                            Construction Group, Inc.
P.O. Box 808
Far Hills, NJ 07931

Directors Whose Terms Expire in 2000.
John K. Kitchen                             54        President of Title Central                    25,339(8)              1.84
  Chairman of Board and Director                      Agency, a title insurance
P.O. Box 421                                          firm
Somerville, NJ 08876

Anthony J. Santye, Jr.                      47        Managing Partner of A.J.                      18,480(9)(10)         1.34
  Director                                            Santye and Co., an
36 East Main Street                                   accounting and consulting
Somerville, NJ 08876                                  firm

G. Robert Santye                                      Director of Real Estate and                   11,520(9)(11)          .84
  Vice Chairman and Director                          Business Valuation Services
36 East Main Street                                   for A.J. Santye and Co.
Somerville, NJ 08876

Herman C. Simonse                           66        President of HCS Consultants, Inc.            17,600                1.28
  Director
93 Douglass Avenue
Bernardsville, NJ 07924

Donald R. Tourville                         61        Chairman and CEO of Zeus                      66,176                4.80
  Director                                            Scientific, Inc., a manu-
P.O. Box 38                                           facturer of diagnostic
Raritan, NJ 08869                                      test kits

Executive Officers:

Keith B. McCarthy                           40        Chief Operating                                3,600(12)             .26
  Executive Vice President and                        Officer of the Bank
  Treasurer                                           Executive Vice President and
501 Red School Lane                                   Treasurer of the Company
Phillipsburg, NJ 08865

Arthur E. Brattlof                          54        Executive Vice President and                   1,497(13)             .11
9 Steeple Chase Court                                 Chief Lending Officer
Bedminster, NJ 07921                                  of the Bank
                                                                                                   -------               -----
Total Directors and Executive Officers as a Group                                                  672,767               48.82%

(1) Includes 720 shares in the name of his son, a minor. He also has options to purchase 7,800 shares at $8.33 per share which expire in August 1999, 4,800 shares at $8.33 per share which expire in April 2001 and 5,000 shares at $13.00 per share which expire November 2002.

(2)  Includes 2,880 shares owned by his wife as custodian for his children.

(3) Includes 2,400 shares owned by Hughes-Plumer Pension Fund and 13,440 by Hughes-Plumer Profit Sharing Plan.

(4)  Includes 48,000 shares held in trusts for his three children.

(5) Includes 32,400 shares held by Eight Mountain Trail, Inc. Employees Profit Sharing Plan.

(6) Includes 1,920 shares owned by Effective Controls, Inc. and 6,452 shares held in Trusts for the benefit of his grandchildren.

(7)  Includes 15,000 shares owned by Quick Family Investments LP.

(8) Includes 1,680 shares held by his wife as custodian for his children and 259 shares held by his daughter, a minor.

(9)  Anthony J. Santye, Jr. and G. Robert Santye are brothers.

(10) Includes 9,552 shares held by A.J. Santye Co., PA, Profit Sharing Plan, 1,680 shares held by his wife and 2,160 shares held by his wife for the benefit of his children.

(11) Includes 3,120 shares held by his wife.

(12) In addition, he has options to purchase 8,400 shares at $8.33 per share which expire August 1999, 4,800 shares at $8.33 per share which expire April 2001 and 5,000 shares at $13.00 per share which expire November 2002.

(13) In addition, he has options to purchase 6,240 shares at $8.33 per share which expire April 2001 and 5,000 shares at $13.00 per share which expire November 2002.

Director Committees

         All members of the Board of Directors of the Company also serve on the Board of Directors of the Bank. The Company has only had business activities since September 3, 1996 and its Board has not yet established any committees.

         There are six committees of the Board of Directors of the Bank.

         The Executive Committee is composed of Messrs. Corcoran, Kitchen, Kooyker, Pittenger, Quick, G.R. Santye and Tourville. The Committee reviews and approves the Bank's budget and establishes the Bank's long range and strategic plans.

         The Loan Committee, composed of Messrs. Bernstein, Hughes, A.J. Santye, Jr., Sciaretta, Simonse, Tourville, Kitchen and Corcoran, reviews and approves loans within certain predetermined parameters, monitors the quality of the portfolio and insures that credit/rate risks and the mix of loans are consistent with the Bank's loan and asset/liability management policies.

         The Real Estate Committee, composed of Messrs. Hughes, Sciaretta, Simonse, and G.R. Santye, reviews appraisals for real estate mortgages and construction loans and advises the Loan Committee and the Board with respect to real estate lending.

         The Audit Committee, composed of Messrs. Hughes, Johnson, Quick, A.J. Santye, Jr. and Simonse, formulates the Bank's audit policy, chooses the Company's accounting firm and reviews audits conducted by the Company's internal and external auditors.

         The Investment Committee, composed of Messrs. Bernstein, Kooyker, Johnson, Orlando and Pittenger, periodically reviews the Bank's investment portfolio for adherence to bank policy and approves its investment strategy.

         The Compensation Committee, composed of Messrs. Bernstein, Johnson, Kitchen, Kooyker, Quick, Orlando and A.J. Santye, Jr., approves compensation and bonuses for the Bank's officers.

         Messrs. Corcoran and Kitchen are ex-officio members of all the Bank's committees. Mr. McCarthy, is a non- director, non-voting member of the Executive and Investment Committees. Mr. Brattlof, Executive Vice President, is a non-director voting member of the Loan Committee.

         During 1997, the Board of Directors held 12 meetings, the Executive Committee 4 meetings, the Loan Committee 11 meetings, the Audit Committee 5 meetings, the Investment Committee 4 meetings, the Compensation Committee 1 meeting, and the Real Estate Committee 6 meetings. In addition, there is significant communication between the Board of Directors and the Company which occurs apart from the regularly scheduled Board and Committee meetings and as a result, the Bank does not regard attendance at meetings to be the primary criterion to evaluate the contribution made by a Director. During 1997, all Directors attended at least 75% of the total Board and Committee meetings with the exception of Messrs. Hughes, Johnson, Kooyker and Sciaretta. Attendance percentages for the Loan Committee are not included in these percentages. Because of the frequency of Loan Committee meetings, only three Director Loan Committee members are required to conduct committee meetings as set forth in the Bank's policy.

Executive Compensation

         The following table summarizes all compensation earned in the past three complete fiscal years for services performed in all capacities for the Company and the Bank with respect to the Executive Officers. The compensation noted in the table has been paid by the Bank. No compensation has been paid by the Company:

                                                                    Annual
                                                                Compensation                                  All Other
Name and Position                           Year                    Salary             Bonus                Compensation
-----------------                           ----                    ------             -----                ------------
Robert P. Corcoran                          1997                  $136,500            $18,632(1)              $16,410(3)
President and CEO of                        1996                   130,000             29,023                   8,467(3)
the Company and the Bank                    1995                   125,000             31,250                   9,044(3)

Keith B. McCarthy                           1997                   102,500             11,325(1)                4,703(4)
Treasurer of the Company                    1996                    97,650             16,011                   2,592(2)
Chief Operating Officer of                  1995                    93,000             13,350                   2,672(2)
the Bank

Arthur E. Brattlof                          1997                    88,500              9,708(1)                3,467(2)
Executive Vice President                    1996                    82,000             13,444                   2,176(2)
of the Bank                                 1995                    78,000             11,700                   2,271(2)

(1) The Bonus for 1997 is based 75% on a comparison of the Company's results for 1997 in comparison with certain predetermined financial goals, this portion is the amount stated in the table. The remaining 25% is based on a comparison of the Bank's results with a group of 10 similar banks as chosen by the Compensation Committee of the Board. Since the results of the peer group are not available at this time this amount has neither been determined nor paid.

(2)      Represents matching amounts contributed by the Bank to the 401(k) Plan.

(3) Includes matching contributions to the 401(k) Plan of $5,308 in 1997, $3,450 in 1996 and $3,706 in 1995, Director fees of $4,950 in 1997,
         $3,000 in 1996 and $1,800 in 1995 and term life insurance premiums paid by the Bank of $6,152 in 1997, $2,017 in 1996 and $3,538 in 1995.

(4) Includes matching contributions to the 401(k) Plan of $4,028 and life insurance premiums paid by the Bank of $675.

         The Bank also maintains various medical, life and disability benefit plans covering all its full-time employees. The Bank also provides automobiles to the three executive officers mentioned in the table above and one other officer of the Bank. Such officers have some personal use of those vehicles such as commuting to and from the Bank.

Bonus Plan

         During 1997, the Compensation Committee of the Board of Directors has approved a bonus plan for the three executive officers listed in the previous table. Under the terms of the plan, cash bonuses will be paid to the executive officers based upon a formula that includes the Company achieving certain predetermined financial goals, the officers achieving certain predetermined personal objectives and the performance of the Bank in comparison to the results of a group of 10 similar banks as chosen by the Committee.

         Bonuses were paid to other employees of the Company, who were employed by the Company for the entire year based on the achievement of certain predetermined financial goals.

1997 Restated Incentive Stock Option Plan

         On April 24, 1997, the shareholders approved the 1997 Restated Incentive Stock Option Plan, which provides for officers and employees of the Company to purchase up to 82,404 shares of Common Stock. The purpose of the Plan is to (i) replace and expand certain existing stock options of the Bank (ii) assist the Company and the Bank in attracting and retaining qualified persons as their employees and (iii) to help insure that employees of the Company and the Bank have shared economic interests with the shareholders of the Company.

Administration

         The 1997 Restated Incentive Stock Option Plan may be administered by a Committee appointed by the Board of Directors composed of not fewer than two (2) members of the Board to serve in its place with respect to the Plan. All members of such committee shall be disinterested persons, if required. Under the terms of the 1997 Restated Incentive Stock Option Plan, the Committee has the authority to (i) determine the employees who shall receive the grant of incentive stock options, the time or times at which options shall be granted, the number of shares of stock subject to each option and the vesting schedule of such options (ii) determine the fair market value of the common stock of the Company or of its affiliates, (iii) determine the exercise price per share at which options may be exercised, (iv) determine the terms and provisions of each option granted and the forms of each option agreement, and subject to the consent of the optionee, to modify and amend any outstanding option agreement,
(v) accelerate or defer (with the consent of the optionee) the date of any outstanding option, to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an option previously granted by the Committee, (vi) amend the 1997 Restated Stock Option Plan if required by the Internal Revenue Code of 1986, as amended or by Section 16b-3 of the Exchange Act (vii) construe or interpret the 1997 Restated Stock Option plan,
(viii) authorize the sale of shares of Common Stock in connection with exercise of the options, (ix) to effect, with the consent of the optionee, the cancellation of any outstanding options and to grant in substitution thereof new options relating to the same or different numbers of shares, (x) make all other determinations deemed necessary or advisable for the administration of the Plan.

Shares Reserved

         Subject to adjustments for certain changes in the number of shares of Common Stock, a total of 82,404 shares of the Company's Common Stock shall be available for issuance under the 1997 Restated Stock Option Plan, of which 50,400 have previously been issued to employees pursuant to the 1994 Stock Option Plan. Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise. Incentive Stock Options may be granted to eligible persons in such number and at such times as the Committee may determine. However, to the extent that the aggregate fair market value (determined at the time of the grant) of stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year under all plans of the Company and its affiliates exceed One Hundred Thousand ($100,000) Dollars, the options or portions thereof that exceed such limit shall be treated as nonstatutory options.

Eligibility

         Options under the 1997 Restated Incentive Stock Option Plan may be granted only to employees of the Company or of its affiliates. A Director shall only be eligible for the benefits of the Plan if he or she is also an employee, provided, however, a Director shall in no event be eligible for the benefits of the Plan unless at the time discretion is exercised in the selection of the Director as a person to whom options may be granted, or in the determination of the number of optioned shares which may be covered by options granted to the
Director: (i) the Committee consists only of Non-Employee Directors; or (ii) the Plan otherwise complies with the requirements of Section 16b-3 of the Exchange Act. This provision does not apply prior to the date of the first registration of an equity security of the Company under Section 12 of the Exchange Act.

         No person shall be eligible for the grant of an incentive stock option, if, at the time of the grant, such person owns or is deemed to own pursuant to
Section 424 (d) of the Internal Revenue Code of 1986, as amended, stock possessing more than ten (10%) of the total combined voting power of all classes of stock of the Company or of any of its affiliates, unless the exercise price of the option is at least one hundred and ten percent (110%) of the fair market value (as defined in the 1997 Restated Incentive Stock Option Plan) of such stock at the date of the grant and the incentive stock option is not exercisable after the expiration of five (5) years from the date of the grant.

Terms of Options

         The exercise price shall not be less than one hundred percent (100%) of the fair market value (as defined in the 1997 Restated Incentive Stock Option
Plan) of the stock subject to the option on the date the option is granted (except as noted under Eligibility with respect to owners of ten (10%) percent of the total combined voting stock of the Company or of any of its affiliates.) No option shall be exercisable after the expiration of five (5) years from the date it was granted and the term of the option shall be stated in the Option Agreement.

         Generally, an option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the option and full payment has been received by the Company. The purchase price of the stock acquired pursuant to the option shall be paid, at the time the option is exercised, to the extent permitted by the statutes and regulations at the time that the option is exercised, either in cash or check.

         In the event that an optionee's continuous status as an employee (as defined in the 1997 Restated Incentive Stock Option Plan) terminates (other than by death or disability), the optionee may exercise his or her option but only prior to (i) the expiration of three (3) months after the date of such termination and (ii) expiration of the term of the option as set forth in the Option Agreement, and only to the extent that the optionee was entitled to exercise it as of the date of such termination.

         In the event that an optionee's continuous status as an employee terminates as a result of the optionee's disability, the optionee or his or her personal representative may exercise his or her option, but only within twelve
(12) months from the date of such termination and only to the extent that such optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of the term of the option as set forth in the Option Agreement).

         In the event of the death of the optionee, the option may be exercised, at any time within twelve (12) months of the death of the optionee (or such longer or shorter time as may be specified in the Option Agreement) but in no event later than the expiration date of the option as set forth in the Option Agreement.

Nontransferability

         An incentive stock option shall not be transferrable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the optionee only by such person.

Amendment

         The Committee at any time may amend the Plan, provided however, that if required by Section 16b-3, no amendment shall be made more than once every six
(6) months, other than to comport with the changes in the Code, ERISA, or other rules and regulation promulgated thereunder. It is contemplated that the Committee may amend the Plan in any respect the Committee deems necessary or advisable to bring the Plan and the options granted thereunder into compliance with the Code and Section 16b-3.

         The Company will obtain shareholder approval of any Plan amendment to the extent necessary or desirable to comply with Section 16b-3 or with the Code or any successor rule or statute or other rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. The rights and obligations under the options granted before the amendment of the Plan shall not be altered or impaired by the amendment of the Plan unless consented to in writing by the optionee.

Termination

         The Committee may suspend or terminate the Plan at any time, however, the rights and obligations under any obligation granted while the Plan is in effect shall not be altered or impaired by the suspension or termination of the Plan except with the consent of the optionee. Unless sooner terminated, the Plan shall terminate within ten (10) years of the date the Plan was adopted by the Board of Directors or approved by the shareholders whichever date is earlier.

Adjustments Upon Changes in Capitalization or Merger

         Subject to any required action by the shareholders of the Company, the number of shares of Common Stock subject to the Plan and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no option has yet been granted or have been returned to the Plan upon cancellation or expiration, as well as the price per share of Common Stock shall be proportionally adjusted for any increase or decrease in the number of issued shares of the Common Stock, resulting from a stock split, stock dividend, combination or reclassification of shares of Common Stock effected without consideration by the Company. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive.

         In the event of dissolution or liquidation of the Company, each outstanding option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in its sole discretion, declare that any option shall terminate as of a date fixed by the Committee and give each optionee the right to exercise his or her option as to all or any part of the optioned shares, including the shares as to which the option would not otherwise be exercisable.

         In the event of a proposed sale of substantially all of the assets of the Company, or the merger, restructure, reorganization or consolidation of the Company with or into another entity or entities in which the shareholders of the Company receive cash or securities of another issuer, or any combination thereof, in exchange for their shares of Common Stock, each outstanding option shall be assumed or an equivalent option shall be substituted by such successor entity or an affiliate of such successor entity, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the optionee shall have the right to exercise the option as to all optioned shares, including shares as to which the option would not otherwise be vested. Notwithstanding anything to the contrary in the Plan, the Committee may grant options which provide for acceleration of the vesting of shares subject to an option upon change of control as defined in the Plan.

Certain Federal Income Tax Consequences

         The following summary generally describes the principal Federal (and not state and local) income tax consequences of options granted under the 1997 Restated Incentive Stock Option Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant in the 1997 Restated Incentive Stock Option Plan to the Company. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the code as currently in effect.

         If an incentive stock option is awarded to a participant in accordance with the terms of the 1997 Restated Incentive Stock Option Plan, no income will be recognized by such participant at the time of the grant.

         Generally, on exercise of an incentive stock option, the participant will not recognize any income and the Company will not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares of Common Stock received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the participant to the alternative minimum tax. Upon the disposition of shares acquired upon exercise of an incentive stock option under the 1997 Incentive Stock Option Plan, the participant will ordinarily recognize long-term or short term capital gain or loss (depending on the applicable holding period). Generally, however, if the participant disposes of shares of Common Stock acquired upon exercise of an incentive stock option within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the optionee will recognize ordinary income, and the Company will be entitled to a deduction for tax purposes, the amount of the excess of the fair market value of the shares on the date of exercise over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the optionee on the disqualifying disposition over the fair market value of the shares on the date of exercise of the incentive stock option will ordinarily constitute capital gain. In the case of an optionee subject to the restrictions of Section 16(b), the relevant date in measuring the optionee's ordinary income and the Company's tax deduction in connection with any such disqualifying disposition will normally be the later of
(i) the date the six-month period after the date grant lapses and (ii) the date of exercise of the incentive stock option.

                                             OPTIONS GRANTS IN LAST FISCAL YEAR
                                                    (Individual Grants)



                                         Number of            Percent of Total
                                         Securities           Options Granted
                                     Underlying Options       to Employees in
           Name                           Granted               Fiscal Year       Exercise Price           Expiration Date
           ----                           -------               -----------       --------------           ---------------
Robert P. Corcoran                         5,000                   16.6%              $13.00              November 20, 2002
Keith B. McCarthy                          5,000                   16.6%              $13.00              November 20, 2002
Arthur E. Brattlof                         5,000                   16.6%              $13.00              November 20, 2002

1997 Directors Stock Option Plan

         On April 24, 1997, the shareholders of the Company approved the 1997 Directors Stock Option Plan. The Plan is intended to promote the Company's interest by establishing a mechanism to reward Directors based on future increases in the value of the Company's stock. This will help retain the services of persons who are now Directors and provide incentives for them to exert maximum efforts for the success of the Company and its affiliates.

         On June 26, 1997, each non-employee member of the Company's Board of Directors was granted an option to purchase 3,900 shares of the Common Stock of the Company at $13.00 per share, which was the fair market value of the Common Stock as of that date.

         As there were 14 Directors eligible to participate under the 1997 Directors Stock Option Plan all of the shares available under the Plan are subject to option.

Administration

         The 1997 Directors Stock Option Plan will be administered by a Committee appointed by the Board of Directors composed of not fewer than two (2) members of the Board to serve in its place with respect to the Plan. No member of the Committee will be an employee or officer of the Company or any affiliate. Under the terms of the 1997 Directors Stock Option Plan, the Committee has the authority to (i) determine the fair market value of the common stock of the Company or of its affiliates, (ii) determine the terms and provisions of each option granted and the forms of each option agreement, and subject to the consent of the optionee, to modify and amend any outstanding option agreement,
(iii) accelerate or defer (with the consent of the optionee) the date of any outstanding option, (iv) the Internal Revenue Code of 1986, as amended or (v) construe or interpret the 1997 Directors Stock Option Plan, (vi) authorize the sale of shares of Common Stock in connection with exercise of the options, (vii) to effect, with the consent of the optionee, the cancellation of any outstanding options and to grant in substitution thereof new options relating to the same or different numbers of shares, (viii) make all other determinations deemed necessary or advisable for the administration of the Plan.

Terms of Options

         The exercise price shall not be less than one hundred percent (100%) of the fair market value (as defined in the 1997 Directors Stock Option Plan) of the stock subject to the option on the date the option is granted. No option shall be exercisable after the expiration of five (5) years from the date it was granted and the term of the option shall be stated in the Option Agreement.

         Generally, an option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the option and full payment has been received by the Company. The purchase price of the stock acquired pursuant to the option shall be paid, at the time the option is exercised, to the extent permitted by the statutes and regulations at the time that the option is exercised, either in cash or check.

         In the event that an optionee's continuous status as a Director (as defined in the 1997 Directors Stock Option Plan) terminates (other than by death or disability), the optionee may exercise his or her option but only prior to
(i) the  expiration of three (3) months after the date of such  termination  and
(ii) expiration of the term of the option as set forth in the Option Agreement, and only to the extent that the optionee was entitled to exercise it as of the date of such termination.

         In the event that an optionee's continuous status as a Director terminates as a result of the optionee's disability, the optionee or his or her personal representative may exercise his or her option, but only within twelve
(12) months from the date of such termination, and only to the extent that such optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of the term of the option as set forth in the Option Agreement).

         In the event of the death of the optionee, the option may be exercised, at any time within twelve (12) months of the death of the optionee (or such longer or shorter time as may be specified in the Option Agreement) but in no event later than the expiration date of the option as set forth in the Option Agreement.

Transferability

         A Directors Stock Option shall not be transferrable except: (i) by will or by laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Act, as amended ("ERISA"), or the rules thereunder Qualified Domestic Relations Order (a "QDRO") and shall be exercisable during the lifetime of the optionee only by such person or any transferee pursuant to a QDRO; or (ii) without payment of consideration, to immediate family members (i.e. spouses, children and grandchildren) of the optionee or to a trust for the benefit of such family members, or partnership whose only partners are such family members.

Certain Federal Income Tax Consequences

         The following summary generally describes the principal Federal (and not state and local) income tax consequences of options granted under the 1997 Directors Stock Option Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant in the 1997 Directors Stock Option Plan or to the Company. The provisions of the Code and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

         If a grant is awarded to a participant in accordance with the terms of the 1997 Directors Stock Option Plan, no income will be recognized by such participant at the time the grant is awarded.

         Generally, on exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will be taxable to the participant as ordinary income, and will be deductible for tax purposes by the Company, in the year in which the participant recognizes the ordinary income. The disposition of shares acquired upon exercise of a non-qualified stock option ordinarily will result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between (i) the amount realized on such disposition and (ii) the sum of (x) the purchase price and (y) the amount of ordinary income recognized in connection with the exercise of the non-qualified stock option.

         Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), generally requires officers, directors and ten percent shareholders of the Company to disgorge profits from buying and selling the Common Stock within a six month period. Generally, unless the participants in the 1997 Directors Stock Option Plan elect otherwise, the relevant date for measuring the amount of ordinary income to be recognized upon the exercise of a non-qualified stock option will be the later of (x) the date the six month period following the date of the grant lapses and (y) the date of exercise of the non-qualified stock option.

         If a non-qualified stock option is exercised through the use of Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to the shares used to exercise the option.

         The Company may be required to withhold tax on the amount of income recognized by an optionee upon exercise of a non-qualified stock option.

Certain Agreements

         The Company has entered into employment agreements with Messrs. Corcoran, McCarthy and Brattlof. The agreements provide for the payment of bonuses as determined by the Compensation Committee of the Board of Directors. The agreements provide for severance payments in the event the officers are terminated without cause or resign with good reason. Such benefits are equivalent to two times the base salary for Mr. Corcoran payable over 24 months and one times the base salary for Messrs. McCarthy and Brattlof payable over 12 months. In the event of a change of control all three officers would receive a severance payment equal to two times base salary payable over 24 months plus an annual payment for two years equivalent to the average bonus paid during the last three years of employment.

Director Compensation

         No compensation was paid for Board of Directors meetings of the Company.

         During 1997, Directors of the Bank received compensation for service on the Board of Directors of $450 per Board of Directors meeting attended and $100 for each committee meeting. Mr. John Kitchen as Chairman of the Board received compensation of $24,000 in addition to his other per meeting fees.

Benefit Plans

         The Bank maintains a 401(k) Plan covering substantially all employees. Under the terms of the Plan, the Bank will match 67% of an employee's contribution, up to 6% of the employee's salary. Employees become fully vested in the Bank's contribution after five years of service. The Bank contributed $44,316 to the Plan in 1997.

Transactions with Related Persons

         It is currently the policy of the Company and Bank NOT to extend credit or make loans to any of its Directors or their affiliates.

         A partnership made up of, among others, all but one of the Bank's Directors owns and leases the premises to the Bank at 103 West End Avenue as well as additional office space in the adjacent 117 West End Avenue. The lease for 103 West End Avenue, which is the principal banking facility, was reviewed by both the FDIC and the Department of Banking prior to the Bank's opening in 1991 to determine that the terms of the lease are comparable to those the Bank would have received in an arms length transaction with an unaffiliated third party. Neither the FDIC nor the Department of Banking objected to the terms of the lease. The office space at 117 West End Avenue is also leased at such comparable terms.

Independent Public Accountants

         The  Board  of  Directors  has  selected   Grant  Thornton  to  be  the
independent public accountants for the Company for the fiscal year ending December 31, 1998. A member of that firm will be present at the Annual Meeting and available to respond to appropriate questions from the shareholders, and make a statement if desired to do so.

Financial and Other Information Incorporated by Reference

         A copy of the Company's annual report is being sent to each shareholder along with this proxy statement and is incorporated herein by reference. This information should be read by shareholders in conjunction with this proxy statement.

Proposals by Security Holders

         Proposals by security holders intended to be presented at the 1999 Annual Meeting of Shareholders (which the Company currently intends to hold in April of 1999) must be received by the Secretary of the Company by November 28, 1998 for inclusion in its proxy statement and form of proxy relating to that meeting. If the date of the next annual meeting is changed by more than 30 calendar days from such anticipated time fame, the Company shall, in a timely manner, inform its shareholders of the change and the date by which proposals of shareholders must be received. All such proposals should be directed to the attention of the Secretary, SVB Financial Services, Inc., 103 West End Avenue, Somerville, New Jersey 08876.

Other Matters Which May Properly Come Before the Meeting

         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than that stated in the Notice. Should any other matter properly come before the meeting and any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                 REVOCABLE PROXY

                          SVB FINANCIAL SERVICES, INC.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 30, 1998

   The undersigned shareholder hereby constitutes and appoints each of ARTHUR E. BRATTLOF, MARGUERITE EPPLER and KEITH B. McCARTHY, with full power of substitution, to act as proxy for and to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 30, 1998, at 5:30 p.m. prevailing local time at the Raritan Valley Country Club, Route 28, Somerville, New Jersey, or at any adjournment(s) thereof, on all matters coming before the meeting, including (but not limited to) the election of any person to the directorship for which a nominee named hereon is unable to serve.

   The undersigned instructs said proxies to vote:

I.  Election of Directors

    For a term to continue to the 2001 Annual Meeting:

                [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT

     Bernard Bernstein, Robert P. Corcoran, Mark S. Gold, M.D., Raymond L. Hughes, S. Tucker S. Johnson.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------




   THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED FOR ANY OF THE ABOVE NOMINEES, THE PROXIES WILL VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS NOMINEES.

                         Please be sure to sign and date
                          this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

   Detach above card, sign, date and mail in postage paid envelope provided.

                          SVB FINANCIAL SERVICES, INC.

Please mark, sign, date and return this Proxy promptly using the envelope provided. Please sign exactly as your name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                               PLEASE ACT PROMPTLY

                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY